UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 12, 2010

SPIRE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of principal executive offices)	(Zip Code)

(781) 275-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

As previously disclosed in Form 10-K/A filed on November 20, 2009, Spire Corporation (“Spire” or “the Company”) entered into a Solicitation/Contract/Order for Commercial Items (“Cell Materials Contract”) on November 28, 2008 to provide Federal Prison Industries, Inc., otherwise known as UNICOR (“UNICOR”) a twenty-two (22) month supply of multicrystalline solar cells for $53.94 million in the aggregate.  Delivery commenced in the first quarter of 2009 with approximately 30% of the contract value to be delivered in 2009 and 70% to be delivered in 2010.

As previously disclosed in a Form 8-K filed on January 26, 2010, in January 2010, the Cell Materials Contract was amended.  Among other things, pursuant to the amendment, the monthly delivery schedule of 2010 was modified whereby approximately 12% of the 2010 volume was to be delivered over the first six months of 2010 with the remaining 88% to be delivered over the second six months of 2010.

On August 12, 2010, UNICOR delivered to Spire an executed amendment of Solicitation/Modification of Contract MOD05 to the Cell Materials Contract, with an effective date of June 15, 2010.  Pursuant to this amendment, the monthly delivery schedule of 2010 was further modified whereby approximately 12% of the 2010 volume was delivered over the first six months of 2010, 77% is to be delivered over the second six months of 2010 and the remaining 11% is to be delivered in January 2011.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect the Company’s current views with respect to future events and are based on its management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, the ability of the Spire to satisfy the conditions under its contract with UNICOR; risks associated with market and economic conditions; the risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2009; and other factors identified from time to time in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements contained herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: August 17, 2010	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer